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                                                                  EXHIBIT 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                             )  Chapter 11
                                   )
STROUDS, INC.,                     )  Case No. 00-3552 (MFW)
                           Debtor. )
                                   )  HEARING DATE: 3/29/01 @ 2:00 P.M.
                                   )  OBJECTION DEADLINE: 3/22/01 @
                                   )     4:00 P.M. EST
-----------------------------------

                                NOTICE OF MOTION
TO U.S. Trustee, counsel to the Official Committee of Unsecured Creditors, counsel to Debtor's primary post-petition secured lenders, and all parties requesting special notice under Fed. R. Bankr. PARA 2002:

         The above-captioned debtor and debtor in possession has filed the MOTION FOR ORDER APPROVING: (i) BIDDING PROCEDURES, INCLUDING OVERBID PROCEDURES AND BREAK-UP FEE ARRANGEMENTS, FOR THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE ESTATE; AND (ii) THE FORM AND MANNER OF NOTICE THEREOF.

         You are required to file a response to the attached motion on or before March 22, 2001 at 4:00 p.m Eastern Standard Time.

         At the same time, you must also serve a copy of the response upon movant's attorneys:

PEPPER HAMILTON LLP                    HENNIGAN, BENNETT & DORMAN
David B. Stratton                      Bennett J. Murphy
David M. Fournier                      Kelly K. Frazier
Aaron A. Garber                        601 South Figueroa Boulevard
1201 Market Street, Suite 1600         Los Angeles, CA 90017
P.O. Box 1709
Wilmington, Delaware 19899-1709

         HEARING ON THE MOTION WILL BE HELD ON March 29, 2001 at 2:00 p.m. before the Honorable Mary F. Walrath, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801 only if a response is timely filed in accordance with this notice.

         IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF DEMANDED IN THE MOTION WITHOUT FURTHER NOTICE OR HEARING.

Dated: March 14, 2001                  /s/ David B. Stratton
                                       ------------------------------
                                       David B. Stratton (DE No. 960)

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                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                                  )  Chapter 11 Case
                                       )
STROUDS, INC.,                         )  Case No. 00-3552 (MFW)
                                       )  HEARING. DATE: MARCH 29, 2001
                                       )    @ 2:00 P.M. E.S.T.
                              Debtor.  )  OBJECTION DEADLINE: MARCH 22,
                                       )    2001 @ 4:00 P.M.
---------------------------------------

      MOTION FOR ORDER APPROVING: (I) BIDDING PROCEDURES, INCLUDING OVERBID
       PROCEDURES AND BREAK-UP FEE ARRANGEMENTS, FOR THE PROPOSED SALE OF
      SUBSTANTIALLY ALL OF THE ASSETS OF THE ESTATE; AND (II) THE FORM AND
                            MANNER OF NOTICE THEREOF

         Strouds, Inc., the above-captioned debtor and debtor in possession (the "Debtor"), hereby moves this Court for the entry of an order, in substantially the form of the proposed order attached hereto, approving: (i) bidding procedures, including overbid procedures and break-up fee arrangements, for the proposed sale of substantially all of the assets of the estate; and (ii) the form and manner of notice thereof (the "Procedures Motion"). In support of this Procedures Motion, the Debtor respectfully represents as follows:(1)

                                   BACKGROUND

         A.       THE DEBTOR'S BUSINESS

         1. On September 7, 2000 (the "Petition Date"), the Debtor commenced this reorganization case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code"), and other motions and applications (the "First Day Motions") seeking typical "first day" orders.

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(1) This Court has jurisdiction over this Procedures Motion pursuant to 28
U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2), and the statutory predicate for the relief sought herein is 11 U.S.C. Sections 105(a), 363 and 503.

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         2. The Debtor is continuing in possession of its properties, and is operating and managing its business as debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

         3. On September 20, 2000, the Official Committee of Unsecured Creditors (the "Committee") was appointed in this case. No request has been made for the appointment of a trustee or examiner.

         4. The Debtor is a leading specialty retailer of better quality bed, bath, tabletop, and other home textile products, decorative accessories, window treatments, furniture, and area rugs. The Debtor's merchandise assortment includes popular brand names and a wide assortment of fashion-oriented, upscale lines and designer collections. The Debtor also maintains its own private label lines of merchandise.

         5. As of the Petition Date, the Debtor was operating in four business segments -- full-line stores, outlet stores, boutique stores, and the internet -- in a total of approximately seventy (70) stores in California, Illinois, Minnesota, Nevada and Arizona. Specifically, the Debtor was operating: (i) forty-seven (47) full-line stores, which average 17,300 square feet each, in all five states; (ii) twenty-two (22) outlet stores, which average 8,300 square feet each and carry merchandise consisting of direct purchases, manufacturers' close-outs, overruns and irregular product, in California and Arizona; and (iii) one (1) specialty retail boutique located in Rolling Hills Estates, California.

         6. Since the Petition Date, the Debtor, after filing motions and receiving court authorization, has closed seventeen (17) of its retail store locations, and is in the process of closing an additional three (3) retail store locations.(2) The Debtor currently operates fifty

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(2) The seventeen store locations that the Debtor already has closed since the
Petition Date include the following: Huntington Beach, California (Store No.
14); Rowland Heights, California (Store No. 16); La Mesa, California (Store
No. 20); Oceanside, California (Store No. 24); San Francisco, California
(Store No. 32); Fresno, California (Store No. 44); Encino, California (Store No. 47); Newark, California (Store No. 54); Vernon Hills, California (Store
No. 58); Santa Barbara, California (Store No. 74); San Ysidro, California (Store No. 78); Rolling Hills

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(50) remaining retail store locations in California, Nevada, Minnesota and
Arizona. In addition, the Debtor maintains its corporate headquarters in City of Industry, California, as well as two distribution centers located in Walnut and City of Industry, California.

         B.       THE MARKETING OF DEBTOR'S ASSETS

         7. In response to the Debtor's increased liquidity problems, prior to the Petition Date, the Debtor attempted to explore potential investment transactions with, among others, Geller & Friends Capital Partners, Inc., Levine Leichtman, Cambridge Financial, and Backbay Capital. In an effort to secure additional capital and/or sale lease back financing, the Debtor provided potential investors with due diligence packages containing the company's financial information and projections. The Debtor's management also met with certain of the potential investors. The Debtor's efforts at obtaining the much needed financing, however, were unsuccessful.

         8. Following the filing of this chapter 11 case, the Debtor engaged Brincko Associates, Inc. ("BAI")(3) to aid it in analyzing its financial situation and available options, including a potential sale of all or part of the Debtor's business. Although the Debtor continued to investigate potential investment transactions in the company, the Debtor and its professionals also devoted substantial time, effort and resources in marketing and promoting the sale of the Debtor's business as a going-concern.

         9. The first step in marketing the Debtor's assets was the identification of potential investors and/or purchasers. Based upon information from the Debtor's professionals and the Committee, the Debtor identified and contacted potential strategic buyers in the same or similar lines of business. The Debtor also investigated and pursued potential investors and

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Estates, California (Store No. 401); Schaumberg, Illinois (Store No. 52);
Skokie, Illinois (Store No. 67); Oak Brook, Illinois (Store No. 70); Reno, Nevada (Store No. 64); and Roseville, Minnesota (Store No. 56). Moreover, the Debtor currently is in the process of conducting store closing sales at its Escondido, Santa Monica and Irvine, California store locations (Store Nos. 29, 71 and 72, respectively).

(3) BAI's employment application was approved by this Court on September 28, 2000.

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purchasers that contacted the Debtor directly regarding a potential sale of assets. Specifically, the Debtor, through BAI and the Committee, identified, among others: iHome, Inc. ("iHome"); the Abramowitz Family ("Abromowitz"); American Pacific Financial Corporation ("AmPac"); Kinsman Capital, Saunders, Karp and Megrue; Geller & Friends Capital Partners, Inc.; York Management; Sunrise Capital Partners; Eagle Associates; and Anna's Linens (each an "Interested Party" and collectively, the "Interested Parties") as parties potentially interested in a transaction with the Debtor. The Debtor also contacted several investment bankers, including Heartland Financial, Houlihan Lokey & Zukin, and the Gordian Group, to discuss further marketing of the company by an outside party.

         10. The Debtor then drafted and sent a confidentiality agreement to each of the Interested Parties. Out of the Interested Parties that were initially contacted about a possible transaction with the Debtor, approximately ten (10) executed confidentiality agreements. Upon receiving an executed confidentiality agreement, the Debtor compiled and sent the Interested Parties due diligence packages consisting of certain financial information, including, without limitation, balance sheets, general administrative expense details, profit and loss statements, and cash flow forecasts.

         11. The next step toward a potential transaction was assembling additional information regarding the Debtor's assets to allow an Interested Party to conduct further due diligence. Thus, the Debtor compiled and forwarded more detailed and updated information concerning the Debtor's assets as requested by an Interested Party, such as weekly cash flows, current sales and inventory reports, store inventory and performance reports, historical performance reports, organization charts, advertising budgets, aging reports, employee benefit information, and lease information. Additionally, the Debtor provided Interested Parties the opportunity to visit the Debtor's corporate headquarters and speak with various key personnel to answer any questions concerning the Debtor's assets, business operations and

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financials. To facilitate the Interested Parties' due diligence efforts, the
Debtor also arranged for senior management to give a presentation on each of the Debtor's departments. Among the Interested Parties that were contacted, approximately six (6) conducted further discussions and due diligence with the Debtor, and approximately five (5) visited the Debtor's headquarters and conducted extensive due diligence.

         12. On or about January 24, 2001, the Debtor and iHome, with the consent of the Committee, executed a term sheet, pursuant to which iHome sought to purchase substantially all of the Debtor's assets, including, without limitation, the Debtor's trade name, inventory located in fifty (50) of the Debtor's retail stores and two (2) distribution centers, and the Debtor's leasehold interests in such properties. In reliance on that term sheet, on January 30, 2001, the Debtor filed a "Motion for Orders: (i) Approving Sale of Substantially All of the Debtor's Assets and Business Free and Clear of All Liens, Claims and Encumbrances Pursuant to 11 U.S.C. Section 363; (ii) Approving Bidding and Notice Procedures for the Sale; and (iii) Pursuant to 11 U.S.C. Section 365 Approving Assumption and Assignment of Certain of the Debtor's Nonresidential Real Property Leases and Other Executory Contracts in Connection with Such Sale (the "Initial Asset Sale Motion"). iHome was unable to provide the Debtor with a firm financing commitment within the time frame set forth in the negotiated term sheet, which time frame had been extended at iHome's request. On or about February 28, 2001, the Debtor filed a motion to withdraw the Initial Asset Sale Motion.

         13. Following the withdrawal of the Initial Asset Sale Motion, the Debtor contacted other interested parties regarding a potential sale of some or all of its assets to determine whether one of those entities would agree to make a proposal to purchase the assets that would form the basis of an auction of the assets. In addition to the Interested Parties contacted both prior to and following the bankruptcy filing, the Debtor identified and contacted an additional thirteen (13) entities to determine whether such entities were

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interested in purchasing the Debtor's assets. Only four (4) of those entities expressed such an interest. The Debtor also continued discussions with iHome in an effort to salvage that transaction.

         14. As a result of the Debtor's continued negotiations with various Interested Parties, the Debtor received four (4) additional letters of intent from: (i) Abramowitz; (ii) Murphy Noell Capital, LLC; (iii) the Best of Strouds, LLC; (iv) AmPac; and (v) Cruttenden Partners, LLC (the "Cruttenden" or "Buyer"). After determining that the offer from Cruttenden was the best and highest offer received for the assets, on March 13, 2001, the Debtor and Cruttenden executed a letter of intent (the "Term Sheet," a copy of which is attached hereto as Exhibit A). The parties currently are in the process of negotiating a definitive asset purchase agreement (the "Definitive Agreement"), a copy of which will be filed with the Court in advance of the March 29, 2001 hearing date on this Procedures Motion. The consideration being paid to the Debtor under the proposed transaction with the Buyer is estimated to be insufficient to satisfy administrative claims. The Debtor's estate, however, is retaining all avoidance actions, which will provide an additional source of payments for such claims. The Debtor has discussed the proposed sale of its assets to Cruttenden with the Committee, and the Committee has indicated that it does not object to the proposed transaction.

         C.       THE PROPOSED TERMS OF THE SALE

         15. As set forth in the Term Sheet, the Debtor proposes to sell the assets described below to the Buyer on the following terms and conditions:(4)

a) ASSETS TO BE SOLD: The Buyer shall acquire from the Debtor all assets and property, tangible and intangible, of the bankruptcy estate (except such assets as the Buyer shall expressly elect not to acquire), including, without limitation, the following assets (collectively, the "Purchased

------
(4) Because the description provided is only a summary of the Term Sheet, parties are referred to the Term Sheet itself for a complete understanding of its specific terms and conditions. In the event there are any inconsistencies between the Term Sheet and the summary set forth herein, the terms of the Term Sheet shall control.

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         Assets"): (i) the inventory of Strouds located at fifty (50) stores and two (2) distribution centers (the "Acquired Locations"); (ii) all furniture, fixtures, machinery and equipment located at the Acquired Locations and the corporate offices; (iii) all computers, software, and related property associated with the operation of the Acquired Locations and the corporate offices; (iv) all of the Debtor's leaseholds with respect to the Acquired Locations and Debtor's corporate headquarters; (v) all customer and supplier lists and all other information as to sources of supply and relationships with suppliers and customers; (vi) copies of all books and records, correspondence, employment records, files and computer programs and data relating to the business of the Debtor (including business prior to commencing the case) reasonably required by the Buyer;
         (vii) such contracts which the Buyer expressly elects to acquire (and no others), a list of which shall be provided to the Debtor by Buyer on or before March 19, 2001; (viii) all intellectual property rights, inventory and general intangibles of any kind or nature of the Debtor (including, without limitation, all trade names, trademarks, and copyrights); (ix) all prepaid advertising materials through the Closing Date; and (x) all internet domain names.

b) INVENTORY TO BE ACQUIRED: The inventory to be acquired shall consist of all finished goods located at each of the Acquired Locations (collectively, "Inventory"), as of 9:00 p.m. the day before the Closing Date (the "Inventory Date"). The Inventory shall be acquired by the Buyer on an "as is, where is" basis, without representation or warranty other than as set forth in the Definitive Agreement.

c) LEASES TO BE ACQUIRED: The Purchased Assets include the assumption by the Debtor and assignment to the Buyer of all of the Debtor's rights, title, privileges, benefits and interest in and to the leasehold interests relative to the Acquired Locations and the Debtor's corporate headquarters (the "Acquired Leases"). The Debtor shall be responsible for the payment of any sums necessary to cure any outstanding defaults under any and all of the Acquired Leases, and such defaults shall be cured, or shall be subject to a Court order providing that Buyer shall have no liability for pre-closing defaults, through and including April 30, 2001 or, if earlier, the Closing Date.

d) PURCHASE PRICE: The purchase price (the "Purchase Price") shall be computed on the basis of the following: (i) assumption by Buyer of that portion of the outstanding indebtedness owed by the Debtor to CIT Group/Business Credit, Inc. and its assigns (collectively "CIT") allocable to the Inventory at the Acquired Locations based upon thirty seven percent (37.0%) of the retail value of the Inventory at the Acquired Locations per the stock ledger maintained by the Debtor; (ii) assumption by Buyer of the Debtor's actual post-petition accounts payable to trade vendors, or other post-petition obligations, in an amount of three million dollars ($3,000,000) and all accrued vacation and applicable payroll taxes payable for employees to be retained by the Buyer following the Close Date in an amount not to exceed one million one hundred thousand dollars ($1,100,000); (iii) assumption by Buyer of all of the Debtor's liabilities for gift certificates and merchandise credits outstanding as of the Close Date in an amount not to exceed one million four hundred thousand dollars ($1,400,000) in the aggregate; (iv) reimbursement in cash payable by the Buyer on the Closing Date for the actual amounts paid by the Debtor prior to the Closing for advertising expenses relating to or arising from book dates on or after May 15, 2001 in an

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         amount not to exceed five hundred thousand dollars ($500,000); (v)
         the sum of two million dollars ($2,000,000) in cash payable to the Debtor on the Closing Date;(5) (vi) reimbursement of the Debtor's closing month rent for the pro rata portion of the month following the Closing Date; and (vii) assumption by Buyer of post-petition administrative claims aggregating two million ($2,000,000) to be paid to the Debtor via a non-interest bearing note (the "Note"), which Note will be payable in four (4) equal installments of five hundred thousand dollars ($500,000) each on the 90th day, 180th day, 270th day and 360th day, respectively from the Closing Date.

e) DEPOSIT: Upon execution of the Definitive Agreement, the Buyer shall deposit with the Debtor the sum of two hundred and fifty thousand dollars ($250,000), which shall be held in a segregated account in trust by the Debtor pending approval of the sale or a failure to close, and which shall be fully refundable unless the failure to close is a result of a breach of the Definitive Agreement by the Buyer.

f) CONDITIONS: Consummation of the proposed sale under the Definitive Agreement is conditioned upon, INTER ALIA, the entry of an order by the Court approving this Procedures Motion on or before March 29, 2001.

g) HIGHER AND BETTER OFFERS: As set forth in further detail below, the Definitive Agreement is subject to the submission by third-parties of higher and better offers, as well as approval by the Court.

         16. Mr. Gary Van Wagner, the current Chief Financial Officer of the Debtor, and Mr. Robert Valone, the current General Merchandise Manager of the Debtor, were introduced to Cruttenden during their independent efforts to find an equity investor. Following the closing of the proposed transactions, there have been discussions between Cruttenden and Messrs. Valone and Van Wagner that both of them would become investors in and shareholders of the newly formed entity. No definitive understandings or agreements, however, have been reached on such issues. In addition, in an investment circular provided to Cruttenden, Messrs. Valone and Van Wagner proposed that Mr. Valone would act as the newly formed entity's President and Chief Executive Officer, and that Mr. Van Wagner would serve as the Chief Operating Officer and Chief Financial Officer. Messrs. Valone and Van Wagner also

------
(5) A million dollars ($1,000,000) of the cash amount will be advanced to CIT by the Buyer for the benefit of the Debtor on the date that an order approving the sale of assets to the Buyer is entered, which amount will be credited against the Purchase Price at Closing. In the event that the transaction contemplated in the Term Sheet does not close, such advance will represent an priority loan.

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have discussed with Cruttenden the prospects of being named in such positions following the closing of the transaction, however, no definitive agreement or understanding has been reached. The Debtor further has been informed by the Buyer that, other than as set forth above, the Buyer (including Messrs.
Valone and Van Wagner) has not had any discussions, nor has it entered into any agreements, with other employees or officers of the Debtor concerning potential employment opportunities with the newly formed entity following the closing of the proposed transaction.

         17. Pursuant to the Term Sheet, Messrs. Valone and Van Wagner will remain in the Debtor's employ through the Closing Date at their current compensation levels, provided, however, that the Debtor will create an "ethical wall" to prevent them from obtaining confidential and proprietary information relating to the Debtor's liquidation analysis, potential offers and other similar analysis and information relevant to the proposed sale transaction.

         18. The Debtor has disclosed the relationship with the Buyer to the Committee and nonetheless believes that the offer submitted by the Buyer is the result of a spirited, arms-length negotiation and represents the highest and best offer for the assets.

         D.       THE DEBTOR'S MOTION TO CONSUMMATE THE SALE OF ASSETS TO
                  BUYER

         19. On or before March 23, 2001, the Debtor will file and serve a motion for authority to, INTER ALIA, sell substantially all of its asset to the Buyer pursuant to 11 U.S.C. Section 363 and to assume and assign certain identified executory contracts and unexpired nonresidential real property leases (the "Assigned Agreements") pursuant to 11 U.S.C. Section 365 (the "Asset Sale Motion"). As will be further set forth in the Asset Sale Motion, the hearing on the Asset Sale Motion will be scheduled for April 12, 2001 at 10:30 a.m., and any objections to the Asset Sale Motion will be due on or before April 5, 2001.

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                                RELIEF REQUESTED

         20. By this Procedures Motion, the Debtor hereby requests the entry of an order establishing bidding procedures and approving a termination fee, all as set forth below, in connection with the sale of substantially all of the Debtor's assets to Buyer. The Debtor also seeks approval of the form and manner of notice of the procedures provided for in this Procedures Motion.

         A.       NEED FOR IMPLEMENTATION OF BIDDING PROCEDURES

         21. The Debtor seeks authority to implement certain procedures (the "Bidding Procedures") to permit the sale of substantially all of its assets quickly, successfully and with the assurance that the Debtor has obtained the best return possible for the benefit of the bankruptcy estate. The Debtor believes that the Bidding Procedures are reasonably calculated to accomplish these objectives.

         22. As set forth in detail above, both prior to and following the filing of the bankruptcy petition, the Debtor and its professionals have expended significant time and resources in marketing the business to potential third-party purchasers. Given these efforts, most (if not all) interested third-party purchasers have been directly contacted by the Debtor regarding a potential sale, or are otherwise aware of the opportunity to purchase the Debtor's assets. As such, the Debtor believes that it is unlikely that additional marketing efforts will result in significantly better offers for its assets. To the contrary, although the Purchase Price for the assets is estimated to provide a better recovery to the estate than an orderly liquidation of those assets, the Debtor nonetheless believes, based upon the financial projections of its professionals, that it will be unable to pay its administrative claimants in full as of the Closing Date.(6) As such, prolonging the sale process to continue its marketing efforts will

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(6) As previously discussed, however, the Debtor is retaining all potential avoidance actions, which will provide an additional source of payment for administrative claims.

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only serve to increase the level of the Debtor's administrative insolvency, thereby harming the estate. Instead, in order to maximize value for the estate, what is needed now is a focused procedure to bring these marketing efforts to completion.

         B.       THE BIDDING PROCEDURES

         23. The Term Sheet, and ultimately the Definitive Agreement, are subject to the consideration by the Debtor of higher and better offers. The Debtor will hold an auction (the "Auction") on notice to those Interested Parties with whom the Debtor has had discussions regarding the proposed sale to determine if the Debtor may receive higher or better bids. The Debtor proposes to conduct such an Auction on the following terms and conditions:

         1. NOTICE OF AUCTION TO INTERESTED PARTIES: Within one (1) business day following entry of an order granting this Procedures Motion, the Debtor will serve a copy of the Notice of Auction, a form of which is attached hereto as Exhibit B and incorporated herein by reference (the "Auction Notice"), by overnight delivery service on all persons that have expressed an interest in entering into a transaction with the Debtor to purchase all or a portion of the Debtor's assets. The Notice of Auction will set forth the procedures for submitting an overbid and participating in an auction for the sale of the Debtor's assets, as such procedures are approved by the Court, and will include a copy of the Definitive Agreement between the Debtor and the Buyer.

         2. OVERBID PROCEDURES: An entity (other than the Buyer) that is interested in purchasing the Debtor's Assets must submit to the Debtor an "Initial Overbid" in conformance with this paragraph by no later than 4:00 P.M. EASTERN STANDARD TIME ("EST") ON APRIL 6, 2001 (the "Overbid Deadline"). At the request of the Debtor, any entity that fails to submit a timely, conforming Initial Overbid, as set forth herein, may be disqualified from bidding for the assets at the Sale Hearing. Any such Initial Overbid must be:

                  (a) Filed with the Court and served upon the Debtor, reorganization counsel for the Debtor, the Buyer, and the Contract Parties in a manner such that the Initial Overbid actually is received on or before the Overbid Deadline;(7)

                  (b) A signed definitive written agreement, acceptable to the Debtor in its sole discretion, on similar terms and conditions as the Definitive Agreement

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(7) A service list setting forth the name and address of the Debtor, reorganization counsel for the Debtor, the Buyer and the Contract Parties will be attached to the Notice of Auction.

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                           (as modified for the identity of the successful
                           bidder, the increased bid amount, and other terms more favorable to the Debtor);

                  (c) For a cash purchase price of at least two hundred seventy five thousand dollars ($275,000) more than the Purchase Price offered by Buyer in the Definitive Agreement;

                  (d) Accompanied by a cashier's or certified check in the amount of at least two hundred seventy five thousand dollars ($275,000), which deposit will be returned to the overbidder within a reasonable period following the conclusion of the hearing on the Asset Sale Motion unless the overbidder ultimately submits the successful bid for the assets at the Sale Hearing, in which case the deposit will be applied against the purchase price or held by the Debtor to collateralize any damages it may suffer in the event the prevailing bidder fails to consummate the sale;

                  (e) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, establishing the overbidder's good faith, within the meaning of section 363(m) of the Bankruptcy Code, and its "adequate assurance of future performance" of the Assigned Agreements, within the meaning of section 365(f)(2)(B) of the Bankruptcy Code;

                  (f) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, that the overbidder is willing, authorized, capable and qualified financially, legally and otherwise, of unconditionally performing all obligations under the Definitive Agreement (or its equivalent) in the event that it submits the prevailing overbid at the Sale Hearing; and

                  (g) Open and irrevocable until the entry of an order by the Court approving a definitive agreement. Competing bids shall not be conditioned or contingent on the outcome of unperformed due diligence by the bidder, any financing contingency, or any board of directors', shareholders' or other corporate approval.

         3. NO INITIAL OVERBIDS: If no timely, conforming Initial Overbids are submitted, the Debtor may request at the Sale Hearing that the Court approve the proposed sale of the assets to the Buyer.

         4. THE AUCTION: In the event that the Debtor timely receives a conforming Initial Overbid as described above (a "Qualified Bid"), then the Buyer shall have until 12:00 p.m. noon EST on April 10, 2001, within which to increase its proposed Purchase Price by no less than the Overbid Offer, plus the Incremental Bid Amount (as defined below). If Buyer increases its bid, notice of Buyer's offer shall be communicated to the party or parties that tendered the Initial Overbids. If

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                  the Buyer increases its bid as set forth herein, or if more than one Initial Overbid is received, an auction (the "Auction") for the sale of assets will thereafter be conducted at the offices of Pepper Hamilton, LLP, 1201 Market Street, Suite 1600, Wilmington, Delaware on APRIL
                  11, 2001 beginning at 2:00 P.M. The Auction will be governed by the following procedures:

                  (a) All bidders shall be deemed to have consented to the core jurisdiction of the Court and to have waived any right to jury trial in connection with any disputes relating to the Auction and/or the sale of the assets. The Buyer and all Qualified Overbidders shall be bound by their bids until such time as a definitive sale agreement is executed by the prevailing bidder (as approved by the Court at the conclusion of the Auction) and the Court has entered an order approving the sale to the prevailing bidder. If, for any reason, such prevailing bidder is unable or unwilling to execute a definitive sale agreement or to perform its obligations thereunder, the Debtor, in the exercise of its business judgment, (i) may retain and cash the deposit of that prevailing bidder as partial payment of any damages resulting from the bidder's failure to perform, and (ii) may sell the assets to the next highest bidder at the Auction (as approved by the Court), upon ex parte application to the Court and without further notice or a hearing, provided that such bidder submits a new deposit and otherwise is authorized, capable, and qualified to proceed with the sale;

                  (b) Bidding will commence at the amount of the highest bid submitted by a Qualified Overbidder, as determined by the Debtor in its sole discretion;

                  (c) All overbids shall be in increments of at least fifty thousand dollars ($50,000) greater than the prior bid (the "Incremental Bid Amount");

                  (d) At the Auction, each Qualified Bidder and the Buyer shall have the opportunity to bid on the assets until there is only one offer that the Debtor, in its sole discretion, has selected as the highest and best offer (the "Prevailing Offeror"). Following the Auction, the bid of the Prevailing Offeror shall be presented to the Court for approval at the hearing on the Asset Sale Motion, so that the entry into a definitive agreement with such bidder on the terms and conditions of the bid (including an assumption and assignment of the Assigned Agreements) shall be approved and authorized by the Court.

         (5) THE DEBTOR'S SOLE DISCRETION: The Debtor reserves the right to: (i) determine at its sole discretion which offer, if any, is the highest and best offer; and (ii) reject at any time prior to entry of an order of the Court approving an offer, any offer, including the offer of the Buyer, that the Debtor, in its sole discretion and without liability, deems to be (x) inadequate or insufficient, (y) not in conformity with the requirements of the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules or the terms and conditions of the Definitive Agreement or the procedures set forth therein or herein, or
                  (z) contrary to the best interests of the Debtor or its estate. The Debtor will have no obligation to accept or submit for Court approval any offer presented at the Auction, including the stalking horse bid, and the Debtor reserves the right, in its sole discretion, to withdraw the Procedures Motion if the Debtor determines that a sale of the assets or other disposition of its assets other than pursuant to this Procedures Motion is in the best interest of the estate.

         (6) BREAK-UP FEE ARRANGEMENT: Because the Definitive Agreement between the Debtor and the Buyer shall be subject to the consideration by the Debtor of competing bids, the Debtor has agreed that in the event a third-party outbids the Buyer, the Debtor, subject to this Court's approval, will provide the Buyer with a modest termination fee of one hundred seventy-five thousand dollars ($175,000), payable in full and in cash upon Court approval of a definitive agreement with another Qualified Bidder and the closing of the transaction with such party (the "Break-Up Fee"). Such termination fee shall serve to reimburse the Buyer for the cost and expense incurred by it in connection with the negotiation of the Definitive Agreement, as well as for the risk associated with acting as the stalking horse. Subject to the foregoing, no other Qualified Bidder in the Auction, if any, shall be entitled to any termination or break-up fee.

         C. APPROVAL OF THE BIDDING PROCEDURES IS IN THE BEST INTEREST OF THE ESTATE

         24. The proposed Bidding Procedures are in the best interests of the Debtor and the bankruptcy estate. In particular, the Bidding Procedures are designed to strike a balance between inviting competing bids and enabling the Debtor to close a sale with the Buyer within a reasonable time frame. The Bidding Procedures are fair, reasonable and necessary to promote the highest and best sale price, without imposing undue obstacles to the competitive bid process.

                  1. THE PROPOSED OVERBID PROCEDURES WILL MAXIMIZE THE VALUE OF THE DEBTOR'S ASSETS.

         25. The paramount goal in any proposed sale of property of the estate is to maximize the proceeds received by the estate. SEE FOUR B. CORP.
V. FOOD BARN STORES, INC. (IN RE FOOD BARN STORES, INC.), 107 F.3d 558, 564-65 (8th Cir. 1997) (in bankruptcy sales, "a primary objective of the Code [is] to enhance the value of the estate at hand"); IN RE INTEGRATED RES., INC., 147 B.R. 650, 659 (Bankr. S.D.N.Y. 1992) ("It is a well-established principle of bankruptcy law that the objective of bankruptcy rules and the [Debtor's] duty with respect to such sales is to obtain the highest price or greatest overall benefit possible for the estate.") (citation omitted).

         26. To that end, courts uniformly recognize that procedures intended to enhance competitive bidding are consistent with the goal of maximizing the value received by the estate and are appropriate in the context of bankruptcy sales. SEE, E.G., INTEGRATED RES., 147 B.R. at 659 (such procedures should "encourage bidding and [] maximize the value of the debtor's assets"); IN RE FIN. NEWS NETWORK, INC., 126 B.R. 152, 156 (S.D.N.Y. 1991) ("court-imposed rules for the disposition of assets...[should] provide an adequate basis for comparison of offers, and [] provide for a fair and efficient resolution of bankrupt estates").

         27. Here, in order to ensure that the bankruptcy estate receives the maximum value for the assets, the Debtor has insisted that the fairness of the Buyer's offer be tested through a public auction. Moreover, the proposed overbid and notice procedures will increase the likelihood that the Debtor will receive the greatest consideration possible for its assets. Specifically, such procedures will facilitate a competitive and fair bidding process by, among other things: (i) providing any and all interested parties with notice and a fair opportunity to bid on the assets; (ii) requiring overbidders to submit with their Initial Overbids a deposit of two hundred seventy-five thousand dollars ($275,000), thereby ensuring that only serious, committed entities will participate in the bidding, and lessening the chances that the Debtor will ultimately be unable to close the transaction because a prevailing bidder proves unable or unwilling to consummate the sale; and
(iii) requiring the initial overbid amount be at least two hundred seventy-five thousand dollars ($275,000), which amount covers the break-up fee and nets an additional one hundred thousand dollars

($100,000) for the estate in the event of a competing bid.

         28. These proposed overbid and notice procedures, thus, are reasonable and appropriate under the circumstances, and are within the Debtor's sound business judgment because they will serve to maximize the value that the Debtor will recover on account of the sale of the assets. Many courts have approved the use of similar minimum overbid provisions. E.G., INTEGRATED RES., 147 B.R. at 655 (approving a minimum initial overbid of $15 million in a $565 million sale); IN RE CROWTHERS MCCALL PATTERN, INC., 114 B.R. 877, 888 (Bankr. S.D.N.Y. 1990) (approving a minimum initial overbid of $500,000 in a $45 million sale).

                  2.       THE BREAK-UP FEE ARRANGEMENT IS FAIR AND
                           REASONABLE.

         29. Sellers, such as the Debtor here, often employ break-up fees and other bidding protections in order to encourage the making of an original offer subject to higher and/or better offers and ultimately to increase the value for the Debtor's estate. In CALPINE CORP. V. O'BRIEN ENVTL. ENERGY, INC. (IN RE O'BRIEN ENVTL. ENERGY, INC.), 181 F.3d 527, 535 (3d Cir. 1999), the Third Circuit adopted the standard that the propriety of a break-up fee depends on whether such fee meets the requirements for allowance of a proper administrative expense under section 503 of the Bankruptcy Code: "the allowability of a break-up fee depends upon the requesting party's ability to show that the fees were actually necessary to preserve the value of the estate." ID.

         30. Under the Third Circuit's approach, a break-up fee will provide some benefit to the debtor's estate if, for example, "assurance of a break-up fee promoted more competitive bidding, such as by inducing a bid that otherwise would not have been made and without which bidding would have been limited," if the initial offer (encompassing the break-up fee) "served as a catalyst to higher bids," or "if the availability of break-up fees and expenses were to induce a bidder to research the value of the debtor and convert that value to a dollar figure on which other bidders can rely." ID. at 537.


         31. The Break-Up Fee here is an integral part of the Buyer's offer. In fact, the Buyer's offer to purchase the assets was predicated upon and conditioned upon, INTER ALIA, the Break-Up Fee. As such, the assurance of the Break-Up Fee has "promoted more competitive bidding" because it induced a bid from the Buyer that might otherwise not have been made. The Buyer should be reasonably compensated for its willingness to assume the role of the "stalking horse" as it remains one of only a few parties ready and willing to serve in such role, and provides the best firm offer received to date by the Debtor. Based on the perceived value of the assets, the Debtor is confident that higher and better bids will be submitted. Accordingly, it appears that Buyer's offer (including the Break-Up Fee) is also likely to serve as a catalyst to higher bids.

         32. Finally, the Break-Up Fee is nominal in relation to the aggregate consideration offered under the Term Sheet. In comparison to bidding incentives approved in other cases, this request for a Break-Up Fee is one half of one percent (.005%) of the estimated Purchase Price of approximately thirty-five million dollars. SEE, E.G., INTEGRATED RES., 147 B.R. at 662 (break-up fee representing up to 3.1% of the transaction amount plus reimbursement of expenses upheld). Moreover, as explained above, should the Debtor ultimately determine that a bid submitted by a third party other than the Buyer is the highest or otherwise best offer for the assets and subsequently consummates a transaction with such bidder, the Debtor's estate will receive, at a minimum, at least $100,000 more (net of the Break-Up Fee) than it would have received under the proposed transaction with the Buyer.

         33. For the foregoing reasons, the Break-up Fee should be approved pursuant to section 503 of the Bankruptcy Code because it provides a benefit to the Debtor's estate.

                                     NOTICE

         34. The Debtor represents that to give notice of this Procedures Motion to each and every creditor and interested party would require a mailing to thousands of addresses at significant expense. The Debtor believes that notice by overnight delivery service to the following entities is appropriate under the circumstances: (a) the Office of the United States Trustee for the District of Delaware, (b) counsel for CIT, (c) counsel for the Committee, (d) all potential bidders that the Debtor has been in contact with and that have expressed an interest in a transaction with the Debtor;
(e) landlords (including sublandlords where appropriate) for each of the store locations that may be acquired; and (f) any other party that has filed a request for special notice with this Court and served such request upon the Debtor's counsel. The Debtor submits that, under the circumstances, no other or further notice is required.

                                 CONCLUSION

         WHEREFORE, for the foregoing reasons, the Debtor respectfully requests that the Court enter an order, substantially in the form of the order attached hereto, (i) approving the Bidding Procedures, including the overbid procedures and the Break-Up Fee, (ii) approving the manner and form of the Notice of Auction, and (iii) granting such other and further relief as may be just and proper.

DATED:  Wilmington, Delaware
        March 14, 2001
                                       PEPPER HAMILTON LLP

                                       /s/ David B. Stratton
                                       ---------------------------------
                                       David B. Stratton (DE No. 960)
                                       David M. Fournier (DE No. 2812)
                                       1201 Market Street, Suite 1600
                                       P.O. Box 1709
                                       Wilmington, Delaware 19899-1709
                                       Telephone:  (302) 777-6500
                                       Telecopy:  (302) 656-8865

                                       -and-

                                       HENNIGAN, BENNETT & DORMAN
                                       Bennett J. Murphy
                                       Kelly K. Frazier
                                       601 South Figueroa Boulevard, Suite 3300
                                       Los Angeles, California 90017
                                       Telephone:  (213) 694-1200
                                       Telecopy:  (213) 694-1234

                                       ATTORNEYS FOR DEBTOR AND DEBTOR
                                         IN POSSESSION

                                    EXHIBIT A

March 13, 2001

PERSONAL AND CONFIDENTIAL

Strouds DIP
Board of Directors
780 S. Nogales Street
City of Industry, CA  91748

                  Re:      LETTER OF INTENT

Gentlemen:

                  This letter ("Letter of Intent") shall confirm the intention of Cruttenden Partners, LLC, Walter Cruttenden, Robert F. Valone and Gary A. Van Wagner on behalf on an entity to be formed by them (collectively, the "Buyer") to acquire the assets of Strouds, DIP, a Delaware corporation, currently a debtor and debtor-in possession in a bankruptcy case commenced under Chapter 11 of Title 11, United States Code, before the United States Bankruptcy Court in the State of Delaware (the "Court"), Case No. 00-3352 (MFW) (Bankr. D. Del.) (the "Case") ("Strouds" or the "Seller") and assume certain specified liabilities and executory contracts on the terms and conditions set forth below (the "Transaction"). Additionally, this Letter of Intent will furnish a basis for the preparation of one or more definitive agreements including, without limitation, an asset purchase agreement (the "Agreements") regarding the proposed Transaction.

                  1. ASSETS TO BE PURCHASED. At the Closing of the proposed Transaction, the Buyer or such of its affiliates as it may designate, shall acquire from Strouds all assets and property, tangible and intangible, of the Strouds bankruptcy estate, (except such assets as the Buyer shall expressly elect not to acquire) including, without limitation, the following assets to be acquired (collectively, the "(Purchased Assets"):
(i) the inventory of Strouds located at fifty (50) stores and two (2) distribution centers, as identified on Exhibit A attached hereto (the "Acquired Locations"); (ii) all furniture, fixtures, machinery and equipment located at the Acquired Locations and corporate offices; (iii) all computers, software, and related property associated with the operation of the Acquired Locations and corporate offices; (iv) all of the Seller's leaseholds with respect to the Acquired Locations and Seller's corporate headquarters; (v) all customer and supplier lists and all other information as to sources of supply and relationships with suppliers and customers; (vi) copies of all books and records, correspondence, employment records, files and computer programs and data relating to the business of Strouds (including business prior to commencing the Case) reasonably required by the Buyer; (vii) such contracts which the Buyer expressly elects to acquire (and no others), a list of which shall be provided to Seller by Buyer on or before March 19, 2001;
(viii) all intellectual property rights, inventory and general intangibles of any kind or nature of Strouds (including, without limitation, all trade names, trademarks, and copyrights); (ix) all prepaid advertising materials through the Closing Date; and (x) all internet domain names. At Closing, all of the foregoing Purchased Assets shall be transferred to the Buyer or its designated affiliates free and clear of any and all liens, security interests, claims and other encumbrances in accordance with, and with all of the protections afforded by, Section 363 of Title 11 of the United States Code (Title 11 of the United States Code is referred to from time to time as the "Code").

                  2. INVENTORY TO BE ACQUIRED. The inventory to be acquired shall consist of all finished goods located at each of the Acquired Locations (collectively, "Inventory"), as of 9:00 p.m. the day before the Closing Date (the "Inventory Date"). The Inventory shall be acquired by the Buyer on an "as is, where is" basis, without representation or warranty other than as set forth in the Agreements. The Agreements shall include a representation and warranty that Inventory at the Acquired Locations that is over twelve (12) months old shall not exceed six million dollars ($6,000,000) in retail value in the aggregate as of the Closing. Five (5) days prior to the Closing, Strouds shall provide the Buyer with a current listing of all Inventory items reflecting the quantity and cost of such items in Strouds books and records. An independent third party designated by the Buyer and reasonably acceptable to Strouds shall perform a physical count of Inventory as of the Inventory Date, which physical count shall be conclusive and binding upon the parties as to the nature of the Inventory. The cost of such physical count shall be borne equally by Seller and Buyer, and such inventory count shall be completed prior to the Closing.

                  3. LEASES TO BE ACQUIRED. The Purchased Assets include the assumption by Strouds and assignment to the Buyer of all Strouds' rights, title, privileges, benefits and interest in and to the leasehold interests relative the Acquired Locations and Strouds' corporate headquarters (the "Acquired Leases"). Strouds shall be responsible for the payment of any sums necessary to cure any outstanding defaults under any and all of the Acquired Leases, and such defaults shall be cured, or shall be subject to a Bankruptcy Court order providing that Buyer shall have no liability for pre-closing defaults, through and including April 30, 2001, or, if earlier, the

Closing Date. Strouds shall disclose to the buyer in writing all existing disputes, if any concerning the cure amounts owing under the Acquired Leases known to it as of the execution of this letter and the Agreements, and Strouds shall be obligated to update the Buyer as to any such disputes of which it becomes aware on or before the Closing.

                  4. EXCLUDED ASSETS: RETENTION OF LIABILITY. Buyer and Seller acknowledge and agree that Buyer will not be acquiring or purchasing any property or assets of Seller other than the Purchased Assets. Except as specifically agreed by Buyer as set forth herein, including, without limitation, paragraphs 5(a), (b), (c), (d), (f), & (g) Buyer shall not be liable for, and is not assuming or agreeing to assume, pay or discharge any debts, claims, damages, agreeing to assume, pay or discharge any debts, claims, damages, obligations, liabilities or responsibilities of any kind or nature whatsoever of the Seller, and/or its affiliates, or any related person or entity, and any of their respective agents, employees, contractors or other representatives, or any claim against any and all of the foregoing, whether known or unknown, contingent or absolute, direct or indirect, whensoever incurred, whether or not related to its use in Seller's business or otherwise, all which shall be retained by Seller (collectively "Retained Liabilities and Obligations"). No transferee liability shall attach to Buyer with respect to any Retained Liabilities and Obligations.

                  5. PURCHASE PRICE. The purchase price (the "Purchase Price") shall be computed on the basis of the following:

                  (a) Assumption by Buyer of that portion of the outstanding indebtedness owed by the Seller to CIT Group/Business Credit, Inc. and its assigns (collectively "CIT") allocable to the Inventory at the Acquired Locations. For purposes of this Term Sheet, Buyer and Seller estimate that the amount of the outstanding indebtedness owed by Seller to CIT to be assumed by Buyer on the Closing Date will not be more than thirty million dollars ($30,000,000). The actual amount of the CIT obligation to be assumed by the Buyer shall be calculated as of the Closing Date, based upon thirty seven percent (37.0%) of the retail value of the Inventory at the Acquired Locations per the stock ledger maintained by Seller.

                  (b) Assumption by Buyer of (i) of Strouds actual post-petition accounts payable to trade vendors, or other post-petition obligations, in an amount of three million dollars ($3,000,000; and (ii) all accrued vacation and applicable payroll taxes payable for employees to be retained by the Buyer following the Closing Date (as defined herein). Strouds and the Buyer have agreed that the amount of accrued vacation benefits and applicable payroll taxes payable to be assumed by the Buyer shall not exceed one million one hundred thousand dollars ($1,100,000).

                  (c) Assumption by Buyer of all of Strouds liabilities for gift certificates and merchandise credits outstanding as of the Closing Date, not to exceed one million for hundred dollars ($1,400,000) in the aggregate.

                  (d) Reimbursement in cash payable by the Buyer on the Closing Date for the actual amounts paid by Strouds prior to the Closing for advertising expenses relating to or arising from book dates on or after May 15, 2001 not to exceed five hundred thousand dollars ($500,000).

                  (e) The sum of two million dollars (42,000,000) in cash payable to Strouds on the Closing Date. Of this amount one million dollars ($1,000,000) will be advanced to CIT for the Company's benefit on the Order Date and will represent a priority loan if the Closing does not occur, and otherwise will be credited against the Purchase Price.

                  (f) Reimbursement of Seller's closing month rent payment for the pro rata portion of the month following the Closing Date.

                  (g) Assumption by Buyer of post-petition administrative claims aggregating two million dollars ($2,000,000) to be paid to Strouds via a non-interest bearing note (the "Note"). Such note will be payable in four
(4) equal installments of five hundred thousand dollars ($500,000) each on the 90th day, 180th day, 270th day and 360th day, respectively from the Closing Date.

                  6. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

                  (a) Upon execution of a purchase and sale agreement acceptable in form to the Buyer, the Buyer shall deposit with Strouds the sum of two hundred and fifty thousand dollars ($250,000) which shall be held in a segregated account in trust by Strouds pending approval of the sale or a failure to close and which shall be fully refundable unless the failure to close is a result of a breach of the Agreements by the Buyer.

                  (b) Following the entry of a final order by the Bankruptcy Court approving the sale, but no sooner than April 24, 2001, the Buyer shall deliver to Strouds the remainder of the Purchase Price. For purposes of this Letter of Intent, a "final order" shall be an order, acceptable in form and substance to the Buyer, approving the sale and the Agreements and finding the Buyer to be a "good faith" purchaser afforded the protection of Section 363(m) of the Bankruptcy Code, which order shall have been entered by the Court and from which there shall have been no appeal taken or any stay obtained preventing Strouds from consummating the sale to the Buyer.

                  7. OTHER PROVISIONS OF THE AGREEMENTS. It is contemplated that the Agreements will:

                  (a) Contain usual and customary representations and warranties by Strouds for an "as is," "where is" sale relating to Strouds business, operations, assets, liabilities, contracts and employees.

                  (b) Provide that Strouds will obtain, at its own expense, all consents and approvals (including consents and approvals of governmental authorities, including the Court, and of parties to contracts) that are required to be obtained in connection with the sale of the

Purchased Assets and the other transactions contemplated hereby pursuant to the order approving the sale transactions, provided, however, that Strouds shall not be responsible on or after the Closing for obtaining any permits, licenses, re-zoning, variances, building permits, special use permits, or other similar government consents or approvals as may be required in order for the Buyer to continue to operate the Acquired Locations.

                  (c) Provide that the Buyer's obligations under the Agreements will be subject to the satisfaction of various conditions, including (without limitation) (i) a bring-down to the Closing Date of each of Strouds' representations, warranties and covenants, (ii) the satisfactory completion of arrangements for the financing of the transactions contemplated hereby on terms acceptable to the Buyer, and (iii) the satisfactory completion by the Buyer of a pre-acquisition investigation of Strouds and Strouds' business and operations; provided, however, that subparagraph (i) shall be deemed waived unless asserted by the Buyer prior to or at the hearing on Strouds' motion to approve the sale of assets to the Buyer and subparagraphs (ii) and (iii) shall be deemed not satisfied unless Buyer on or prior to March 23, 2001, acknowledges satisfaction thereof or waives them.

                  (d) Provide for the payment by Strouds of all sales taxes, use taxes, transfer taxes, filing fees and similar taxes, fees, charges and expenses required to be paid in connection with the sale of the Purchased Assets to the Buyer and the other proposed transactions pursuant to the order approving the sale; and

                  (e) Provide for written verification from the Buyer in a form satisfactory to Strouds evidencing commitments for arrangements of financing of the transactions contemplated herein by no later than March 23, 2001 on terms satisfactory to the Buyer, which commitment provides for at least thirty one million dollars ($31,000,000) in capital financing and Senior Debt ("Senior Financing"). Buyer has attached to this letter as Exhibit B a copy of the commitment it has received to provide additional financing needed for this transaction. The capital commitment from financing entities includes the assumption of outstanding indebtedness owed by Seller to CIT as provided for in paragraph 5(a).

                  8. NO MATERIAL ADVERSE CHANGE. Pending the hearing on the approval on the sale to the Buyer, there shall be no material adverse change in Strouds' operating results. For purposes of any purchase and sale agreement, a "material adverse change" giving the Buyer the right to terminate any purchase agreement shall mean comparable sales decline by more than fifteen percent (15.0%) on a cumulative basis from the prior year for the months ended January through March 2001 for the Acquired Locations.

                  9. DEADLINES AND CLOSING DATE. The parties agree that time is of the essence with respect to the transaction described herein. As such the parties have agreed to the following timetable of events:

                  (a) Execution of the Letter of Intent by March 13, 2001 (the "Termination Date");

                  (b) Filing of a motion in Strouds' Chapter 11 case for emergency approval of: (i) the appropriate terms of this Letter of Intent and
(ii) the bidding procedures including without limitation, the Break Up Fee (as defined below) and the overbid process (collectively, the "Procedure Motion") no later than March 14, 2001, or such other date as the parties may mutually agree upon (the "Procedure Motion Date");

                  (c) Approval by the Bankruptcy Court with jurisdiction over Strouds' Chapter 11 case of the Procedure Motion no later than March 29, 2001, or such other date as the parties may mutually agree upon (the "Procedure Approval Date");

                  (d) Execution of the definitive purchase and sale agreement in form and substance satisfactory to the Buyer and Strouds no later than March 26, 2001;

                  (e) The Buyer to deliver to Strouds a signed commitment letter for the Senior Financing no later than March 23, 2001 or such date as the parties may mutually agree upon;

                  (f) Approval and entry by the Bankruptcy Court with jurisdiction over Strouds' Chapter 11 case of an order approving the terms of the sale and the Agreements no later than April 12, 2001, or such other date as the parties may mutually agree upon (the "Order Date"); and

                  (g) In conjunction with the payment of the Purchase Price as set forth above, a Closing Date within twelve (12) business days after the Order Date (the "Closing Date").

                  10. PERSONNEL. The Buyer will retain substantially all key personnel, and shall, at no expense to Strouds, provide reasonable access for Strouds to all personnel, facilities and/or systems to the extent necessary to complete the orderly liquidation of all assets of Strouds' estate other than the Purchased Assets, including, without limitation, any and all claims and causes of action, following the Closing date up to the earlier of twelve months after: (i) the effective Date of the confirmation of a plan of reorganization by Strouds, (ii) or conversion of Strouds' case to a liquidation under Chapter 7 of the Bankruptcy Code. On or before the Closing, the Buyer and Strouds shall enter into a records agreement, on terms mutually satisfactory to the Buyer and Strouds, that provides Strouds with reasonable access to documents, at no cost to Strouds, that are necessary to enable Strouds to complete the liquidation of the remaining assets of the bankruptcy estate other than the Purchased Assets. The Seller agrees to retain the services of Messrs. Valone and Van Wagner through the Closing Date at their current compensation levels in a capacity as deemed appropriate by the Seller and subject to an appropriate "ethical wall."

                  11. OVERBIDS. Any interested party may offer to buy the Purchased Assets on similar terms and conditions described herein; provided, however, any third party purchaser must offer a Purchase Price greater than that which the Buyer has proposed to pay Strouds pursuant to the terms hereof. In such event an offer to purchase ("Overbid Offer") MUST (i) be in writing signed by the offeror, (ii) be for a cash purchase price of at least two hundred seventy five thousand dollars ($275,000) more than the Purchase Price to be paid by the Buyer (the "Initial Overbid"), (iii) be accompanied by a deposit in the amount of two hundred seventy five thousand dollars ($275,000) by way of cashier's check or certified funds, (iv) be delivered to counsel for Strouds at least three (3) business days prior to the hearing on the sale, and (v) be delivered to the Buyer concurrent with the delivery of the Overbid Offer to counsel for Strouds. In the event that Strouds receives an Overbid Offer as described above, then the Buyer shall have one (1) business day after receipt of an Over bid Offer within which to increase its proposed Purchase Price by no less than the Overbid Offer, plus the Incremental Bid Amount (as defined herein). If the Buyer increases its bid, notice of the Buyer's offer shall be communicated to the party that tendered the Overbid Offer (the "Overbid Offeror"), and the Overbid Offeror shall have the opportunity to appear at the sale hearing and tender any additional Overbid Offer at that time. The Buyer shall again have the opportunity to exceed the new Overbid Offer. Each subsequent Overbid Offer must be in increments of no less than $50,000 (the "Incremental Bid Amount"). If Strouds accepts an Overbid Offer from any party other than the Buyer, any funds deposited by the Buyer shall promptly be returned to the Buyer. If Strouds accepts and closes an Overbid Offer it shall also be required to pay the Buyer one hundred seventy five thousand dollars ($175,000) to compensate the Buyer for its direct financing costs, reasonable attorneys' fees, out of pocket expenses and related costs (collectively, the "Break Up Fee").

                  12. ACCESS. From and after the date of this Letter of Intent, Strouds shall (i) provide the Buyer and the Buyer's attorneys, accountants, advisors, representative and prospective lenders with full and complete access to all assets, contracts, books, records, financial statements and employees of Strouds and its affiliates, and (ii) compile and provide the Buyer with such information as the Buyer may reasonably request.

                  13. PUBLICITY. No press release, notice, disclosure or other publicity concerning the proposed transactions shall be issued, given, made or otherwise disseminated by Strouds without the approval of the Buyer.

                  14. JURISDICTION. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflict of laws, except as superseded by the Code.

                  15. PARAGRAPHS 1 THROUGH 11 NOT BINDING. This Letter of Intent is an expression of intent only, and does not set forth all of the matters upon which agreement must be reached in order for the proposed transactions to be consummated. The respective rights and obligations of Strouds and the Buyer remain to be defined in the Agreements (the terms and provisions of which will be subject to approval by Strouds and the Buyer), and the parties do not intend to be legally bound or otherwise to incur any obligations with respect to the proposed transactions until such time (if ever), as the Agreements are executed and delivered. Accordingly, this document does not constitute a legally binding document and does not create any legal obligations on the part of, or any rights in favor of, Strouds, the Buyer, or any other party, provided, however, that notwithstanding anything contained in this paragraph 15, the provisions of paragraphs 6(a), 12, 13 and 14 and the provisions of paragraph 11 pertaining to the return of Buyer's deposit of this letter (as well as this paragraph
15) shall be legally binding upon and enforceable against Strouds.

                  Except with respect to paragraphs 6(a), 12, 13, 14 and 15 and the provisions of paragraph 11 pertaining to the return of Buyer's deposit of this letter, this Letter of Intent shall terminate on March 29, 2001.

                  This Letter of Intent may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

                  If you are in agreement with the foregoing, please so indicate by signing in the space indicated below.

                  Very truly yours,

                  On behalf of the "BUYER":

                  CRUTTENDEN PARTNERS, LLC

                  /s/ Walter Cruttenden
                  --------------------------------------------------------
                  Walter Cruttenden, Managing Partner and as an Individual

                  /s/ Robert F. Valone
                  --------------------------------------------------------
                  Robert F. Valone, Individual

                  /s/ Gary A. Van Wagner
                  --------------------------------------------------------
                  Gary A. Van Wagner, Individual


                  Agreed to and Acknowledged by:



                  STROUDS, DEBTOR AND DEBTOR-IN-POSSESSION, the "Seller"


                  By:   /s/ Thomas S. Paccioretti
                        --------------------------------------------------

                  Name: Thomas S. Paccioretti
                        --------------------------------------------------

                  Title: President and CEO
                        --------------------------------------------------

                                    EXHIBIT A

                                   STORE LIST

----------------------------------------------------------------------------------------------------------
  Store #                                   Store Address                             Store Telephone
----------------------------------------------------------------------------------------------------------
Corporate Office           780 So. Nogales St., City of Industry, CA  91748             626-912-2866
----------------------------------------------------------------------------------------------------------
Distribution Center                          435 Lemon Ave.                             909-594-4374
----------------------------------------------------------------------------------------------------------
           911                              18855 E San Jose                            626-581-2463
----------------------------------------------------------------------------------------------------------
            1                  3741 E. Foothill Blvd., Pasadena, CA 91107               626-351-9605
----------------------------------------------------------------------------------------------------------
            2                  20026 Hawthorne Blvd., Torrance, CA 90503                310-371-4632
----------------------------------------------------------------------------------------------------------
            4                    8752 Corbin Ave., Northridge, CA 91324                 818-701-5026
----------------------------------------------------------------------------------------------------------
            5            24391 Ave. De La Carlota #P4-7 Laguna Hills, CA 92653          949-855-9995
----------------------------------------------------------------------------------------------------------
            6                 8867 Villa La Jolla Dr., La Jolla, CA 92037               619-457-0525
----------------------------------------------------------------------------------------------------------
            7                    9913 Paramount Blvd. Downey, CA 90240                  562-928-6479
----------------------------------------------------------------------------------------------------------
            8                   5031 Lakewood Blvd., Lakewood, CA 90712                 562-630-2962
----------------------------------------------------------------------------------------------------------
            9                  8104 Beverly Blvd., Los Angeles, CA 90048                323-655-5780
----------------------------------------------------------------------------------------------------------
           10                  12160 Ventura Blvd., Studio City, CA 91604               818-752-2660
----------------------------------------------------------------------------------------------------------
           12                   700 El Camino Real, Menlo Park, CA 94025                650-327-7680
----------------------------------------------------------------------------------------------------------
           13                1236-A W. El Camino Real, Sunnyvale, CA 94087              408-733-0910
----------------------------------------------------------------------------------------------------------
           18                  1381 S. Harbor Blvd., Fullerton, CA 92831                714-447-8955
----------------------------------------------------------------------------------------------------------
           19               555 Contra Costa Blvd., Pleasant Hill, CA 94523             925-682-4480
----------------------------------------------------------------------------------------------------------
           22                1835 B129 Newport Blvd., Costa Mesa, CA 92627              949-722-7655
----------------------------------------------------------------------------------------------------------
           23             435 Corte Madera Town Center, Corte Madera, CA 94925          415-924-3817
----------------------------------------------------------------------------------------------------------
           26                      4 E. 4th Ave., San Mateo, CA 94401                   650-342-4743
----------------------------------------------------------------------------------------------------------
           27                 5353 Almaden Expressway, San Jose, CA 95118               408-978-0552
----------------------------------------------------------------------------------------------------------
           28              3883 La Cumbre Plaza Lane, Santa Barbara, CA 93105           805-682-2711
----------------------------------------------------------------------------------------------------------
           31                 3111 Stevens Creek Blvd., San Jose, CA 95117              408-984-6090
----------------------------------------------------------------------------------------------------------
           35                     440 S. Lake Ave., Pasadena, CA 91101                  626-578-0633
----------------------------------------------------------------------------------------------------------
           36                    2380 N. Tustin Ave., Orange, CA 92856                  714-637-6488
----------------------------------------------------------------------------------------------------------
           37                     204 S. Decatur, Las Vegas, NV 89107                   702-870-7330
----------------------------------------------------------------------------------------------------------
           38                  23000 Hawthorne Blvd., Torrance, CA 90505                310-378-2083
----------------------------------------------------------------------------------------------------------
           39                  72014 Highway 111, Rancho Mirage, CA 92270               760-341-6939
----------------------------------------------------------------------------------------------------------
           40             100 N. La Cienega Blvd., #218, Los Angeles, CA 90048          310-657-2422
----------------------------------------------------------------------------------------------------------
           41               1333 S. California Blvd., Walnut Creek, CA 94596            925-933-1113
----------------------------------------------------------------------------------------------------------
           42                7256 San Ramone Valley Blvd., Dublin, CA 94588             925-828-2323
----------------------------------------------------------------------------------------------------------
           43                 10830 Santa Monica Blvd., Los Angeles, 90025              310-470-7606
----------------------------------------------------------------------------------------------------------
           45                28001 Greenfield Dr., Laguna Niguel, CA 92677              949-831-3349
----------------------------------------------------------------------------------------------------------
           46                         835 E. Birch, Brea, CA 92821                      714-529-8005
----------------------------------------------------------------------------------------------------------
           48                 213 N. Citrus Street, West Covina, CA 91791               626-966-7028
----------------------------------------------------------------------------------------------------------
           49                   5427 Moreno St., #D, Montclair, CA 91763                909-621-2979
----------------------------------------------------------------------------------------------------------
           50                      4300-B E. Main, Ventura, CA 93006                    805-650-7990
----------------------------------------------------------------------------------------------------------
           51           17600 Collier Ave., Ste. G.-160, Lake Elsinore, CA 92530        909-245-2925
----------------------------------------------------------------------------------------------------------

                                EXHIBIT A - CONT.

----------------------------------------------------------------------------------------------------------
  Store #                                   Store Address                             Store Telephone
----------------------------------------------------------------------------------------------------------
           53                      1005 Pescadero Ave., #127, Tracy, CA 95376                209-833-6292
---------------------------------------------------------------------------------------------------------------
           55                           3140 Galleria, Edina, MN, 55435                      612-922-6616
---------------------------------------------------------------------------------------------------------------
           57                       311-B Nut Tree Rd., Vacaville, CA 95687                  707-451-4781
---------------------------------------------------------------------------------------------------------------
           62                      3361-A Rosecrans St., San Diego, CA 92110                 619-523-9084
---------------------------------------------------------------------------------------------------------------
           65                     980 Camino De La Reina, San Diego, CA 92108                619-291-0026
---------------------------------------------------------------------------------------------------------------
           66                  6346-A E. Pacific Coast Hwy., Long Beach, CA 90803            562-430-9426
---------------------------------------------------------------------------------------------------------------
           75                       960 Del Monte Center, Monterey, CA 93940                 831-548-9220
---------------------------------------------------------------------------------------------------------------
           76                     650 El Paso De Saratoga, San Jose, CA 95130                408-379-9979
---------------------------------------------------------------------------------------------------------------
           77                     33 N. Moorpark Rd., Thousand Oaks, CA 91360                805-494-1719
---------------------------------------------------------------------------------------------------------------
           79                       223 N. Glendale Ave., Glendale, CA 91206
---------------------------------------------------------------------------------------------------------------
           80                         13230 Jamboree Rd., Irvine, CA 92620                   714-368-9354
---------------------------------------------------------------------------------------------------------------
           81                          8154 Bell Rd., Glendale, AZ 82325                     623-486-8857
---------------------------------------------------------------------------------------------------------------
           82                      8939 Indian Bend Rd., Scottsdale, AZ 82325                480-367-7985
---------------------------------------------------------------------------------------------------------------
           84                 1919 E. Camelback Rd., Suite 128, Phoenix, AZ 85016            602-230-1776
---------------------------------------------------------------------------------------------------------------
           85                       12805 N. Tatum Blvd., Phoenix, AZ 85302                  602-923-0193
---------------------------------------------------------------------------------------------------------------
           86                    6263 Topanga Canyon Blvd., Woodland Hills, CA               818-702-9435
---------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

TO WHOM IT MAY CONCERN:

                  I have reviewed the Letter of Intent dated March 13, 2001 being sent by Cruttenden Partners and others on behalf of an entity to be formed to purchase assets of Strouds, Inc. I have agreed, directly or through entities I control, to provide at least eight million dollars ($8,000,000) in equity financing to the new entity, provided that a satisfactory asset purchase agreement is executed by March 29, 2001, and provided that the letter of intent has not otherwise terminated. My agreement to provide equity is contingent upon the closing conditions in the definitive agreement being satisfied.

                                     /s/ Walter Cruttenden
                                     --------------------------------------
                                     Walter Cruttenden

                                    EXHIBIT B


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                                  )  Chapter 11 Case
                                       )
STROUDS, INC.,                         ) Case No. 00-3552 (MFW)
                                       )
                              Debtor.  )
                                       )
---------------------------------------)

                                NOTICE OF AUCTION

PLEASE TAKE NOTICE OF THE FOLLOWING:

             Pursuant to an order of the United States Bankruptcy Court for the District of Delaware (the "Court") dated March 29, 2001, Strouds, Inc., debtor and debtor in possession in the above-captioned case (the "Debtor"), is soliciting higher or better offers from parties in connection with the sale of substantially all of the Debtor's assets.

             The Debtor will conduct an auction to solicit such higher or better offers (the "Auction") on April 11, 2001 beginning at 2:00 p.m. in the offices of Pepper Hamilton LLP, 1201 Market Street, Suite 1600, Wilmington, Delaware. All interested parties are invited to attend the Auction and submit competing offers for the Debtor's assets.

             Participation at the Auction is subject to certain terms and conditions approved by the Bankruptcy Court (the "Bidding Procedures") described in the Motion for Order Approving: (i) Bidding Procedures, Including Overbid Procedures and Break-Up Fee Arrangements, for the Sale of Substantially All of the Debtor's Assets, and (ii) the Form and Manner of Notice Thereof (the "Procedures Motion"). The Bidding Procedures include the following:

         (a) OVERBID PROCEDURES: An entity (other than the Buyer) that is interested in purchasing the Debtor's Assets must submit to the Debtor an "Initial Overbid" in conformance with this paragraph by no later than 4:00 P.M. EASTERN STANDARD TIME ("EST") ON APRIL 6, 2001 (the "Overbid Deadline"). At the request of the Debtor, any entity that fails to submit a timely, conforming Initial Overbid, as set forth herein, may be disqualified from bidding for the assets at the Sale Hearing. Any such Initial Overbid must be:

                  (i) Filed with the Court and served upon the Debtor, reorganization counsel for the Debtor, the Buyer, and the Contract Parties (the

                           "Auction Service List," a copy of which is attached hereto as Exhibit 1) in a manner such that the Initial Overbid actually is received on or before the Overbid Deadline;

                  (ii) A signed definitive written agreement, acceptable to the Debtor in its sole discretion, on similar terms and conditions as the Definitive Agreement, attached hereto as Exhibit 2 (as modified for the identity of the successful bidder, the increased bid amount, and other terms more favorable to the Debtor);

                  (iii) For a cash purchase price of at least two hundred seventy five thousand dollars ($275,000) more than the Purchase Price offered by Buyer in the Definitive Agreement;

                  (iv) Accompanied by a cashier's or certified check in the amount of at least two hundred seventy five thousand dollars ($275,000), which deposit will be returned to the overbidder within a reasonable period following the conclusion of the hearing on the Asset Sale Motion unless the overbidder ultimately submits the successful bid for the assets at the Sale Hearing, in which case the deposit will be applied against the purchase price or held by the Debtor to collateralize any damages it may suffer in the event the prevailing bidder fails to consummate the sale;

                  (v) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, establishing the overbidder's good faith, within the meaning of section 363(m) of the Bankruptcy Code, and its "adequate assurance of future performance" of any assigned agreements, within the meaning of section 365(f)(2)(B) of the Bankruptcy Code;

                  (vi) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, that the overbidder is willing, authorized, capable and qualified financially, legally and otherwise, of unconditionally performing all obligations under the Definitive Agreement (or its equivalent) in the event that it submits the prevailing overbid at the Sale Hearing; and

                  (vii) Open and irrevocable until the entry of an order by the Court approving a definitive agreement. Competing bids shall not be conditioned or contingent on the outcome of unperformed due diligence by the bidder, any financing contingency, or any board of directors', shareholders' or other corporate approval.

         (b) NO INITIAL OVERBIDS: If no timely, conforming Initial Overbids are submitted, the Debtor may request at the Sale Hearing that the Court approve the proposed sale of the assets to the Buyer.

         (c) THE AUCTION: In the event that the Debtor timely receives a conforming Initial Overbid as described above (a "Qualified Bid"), then the Buyer shall have until 12:00 p.m. EST on April 10, 2001, within which to increase its proposed Purchase Price by no less than the Overbid Offer, plus the Incremental Bid Amount (as defined below). If Buyer increases its bid, notice of Buyer's offer shall be communicated to the party or parties that tendered the Initial Overbids. If the Buyer increases its bid as set forth herein, or if more than one Initial Overbid is received, an auction (the "Auction") for the sale of assets will thereafter be conducted at the offices of Pepper Hamilton, LLP, 1201 Market Street, Suite 1600, Wilmington, Delaware on April 11, 2001 beginning at 2:00 p.m. The Auction will be governed by the following procedures:

                  (i) All bidders shall be deemed to have consented to the core jurisdiction of the Court and to have waived any right to jury trial in connection with any disputes relating to the Auction and/or the sale of the assets. The Buyer and all Qualified Overbidders shall be bound by their bids until such time as a definitive sale agreement is executed by the prevailing bidder (as approved by the Court at the conclusion of the Auction) and the Court has entered an order approving the sale to the prevailing bidder. If, for any reason, such prevailing bidder is unable or unwilling to execute a definitive sale agreement or to perform its obligations thereunder, the Debtor, in the exercise of its business judgment, (i) may retain and cash the deposit of that prevailing bidder as partial payment of any damages resulting from the bidder's failure to perform, and (ii) may sell the assets to the next highest bidder at the Auction (as approved by the Court), upon ex parte application to the Court and without further notice or a hearing, provided that such bidder submits a new deposit and otherwise is authorized, capable, and qualified to proceed with the sale;

                  (ii) Bidding will commence at the amount of the highest bid submitted by a Qualified Overbidder, as determined by the Debtor in its sole discretion;

                  (iii) All overbids shall be in increments of at least fifty thousand dollars ($50,000) greater than the prior bid (the "Incremental Bid Amount"); and

                  (iv) At the Auction, each Qualified Bidder and the Buyer shall have the opportunity to bid on the assets until there is only one offer that the

                           Debtor, in its sole discretion, has selected as the highest and best offer (the "Prevailing Offeror"). Following the Auction, the bid of the Prevailing Offeror shall be presented to the Court for approval at the hearing on the Asset Sale Motion, so that the entry into a definitive agreement with such bidder on the terms and conditions (including an assumption and assignment of any assigned agreements) of the bid shall be approved and authorized by the Court.

         (e) THE DEBTOR'S SOLE DISCRETION: The Debtor reserves the right to: (i) determine at its sole discretion which offer, if any, is the highest and best offer; and (ii) reject at any time prior to entry of an order of the Court approving an offer, any offer, including the offer of the Buyer, that the Debtor, in its sole discretion and without liability, deems to be (x) inadequate or insufficient, (y) not in conformity with the requirements of the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules or the terms and conditions of the Definitive Agreement or the procedures set forth therein or herein, or
                  (z) contrary to the best interests of the Debtor or its estate. The Debtor will have no obligation to accept or submit for Court approval any offer presented at the Auction, including the stalking horse bid, and the Debtor reserves the right, in its sole discretion, to withdraw the Procedures Motion if the Debtor determines that a sale of the assets or other disposition of its assets other than pursuant to this Procedures Motion is in the best interest of the estate.

         A hearing to approve a sale and a definitive asset purchase agreement with the highest and best offeror will be held on April 12, 2001 at 10:30 a.m. at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Sixth Floor, Wilmington, Delaware 19801, before the Honorable Mary F. Walrath, United States Bankruptcy Judge.

Dated:   March __, 2001                BY ORDER OF THE COURT

                                       HENNIGAN, BENNETT & DORMAN
                                       Bennett J. Murphy
                                       Kelly K. Frazier
                                       601 South Figueroa Boulevard, Suite 3300
                                       Los Angeles, California 90017
                                       Telephone:  (213) 694-1200
                                       Telecopy:  (213) 694-1234

                                       -and-

                                       PEPPER HAMILTON LLP
                                       David B. Stratton (DE No. 960)
                                       David M. Fournier (DE No. 2812)
                                       1201 Market Street, Suite 1600
                                       P.O. Box 1709
                                       Wilmington, Delaware 19899-1709
                                       Telephone:  (302) 777-6500
                                       Telecopy:  (302) 656-8865

Attorneys for Debtor and Debtor in Possession

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                                  ) Chapter 11 Case
                                       )
STROUDS, INC.,                         ) Case No. 00-3552 (MFW)
                                       )
                              Debtor.  )
                                       )
---------------------------------------)

   ORDER APPROVING: (I) BIDDING PROCEDURES, INCLUDING OVERBID PROCEDURES AND BREAK-UP FEE ARRANGEMENTS, FOR THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE
      ASSETS OF THE ESTATE; AND (II) THE FORM AND MANNER OF NOTICE THEREOF

         Upon the motion of Strouds, Inc., the above-captioned debtor and debtor in possession, for an order approving: (i) bidding procedures, including overbid procedures and break-up fee arrangements, for the proposed sale of substantially all of the assets of the estate; and (ii) the form and manner of notice thereof (the "Procedures Motion"), all as more fully set forth in the Procedures Motion; and a hearing to consider the Procedures Motion (the "Hearing") having been held on March 29, 2001; and it appearing that it is necessary and appropriate to establish bidding procedures to govern submission of competing bids for the Debtor's assets; and the Debtor having advised the U.S. Trustee, counsel for the Committee, counsel for the Debtor's secured lender ("CIT"), counsel for the Buyer, all parties identified by Debtor's professionals as potentially having an interest in purchasing all or substantially all of the Debtor's assets and its business, and all entities known by the Debtor to have filed a notice of appearance or a request for special notice; and it appearing that such notice is adequate and sufficient and that no other or further notice is necessary or required; and upon the Procedures Motion and the full record of the Hearing, and all prior proceedings in this case; and it appearing that the relief requested in the Procedures Motion is in the best interests of the Debtor, its estate and other parties in interest; and sufficient cause appearing therefore,

         IT IS HERBY ORDER THAT:

         1.       The Procedures Motion shall be and hereby is APPROVED.

         2. The following terms and procedures are hereby approved and shall govern the submission of competing bids for the purchased assets:

         (a) NOTICE OF AUCTION TO INTERESTED PARTIES: Within one (1) business day following entry of an order granting this Procedures Motion, the Debtor will serve a copy of the Notice of Auction, a form of which is attached to the Procedures Motion as Exhibit B (the "Auction Notice"), by overnight delivery service on all persons that have expressed an interest in entering into a transaction with the Debtor to purchase all or a portion of the Debtor's assets. The Notice of Auction will set forth the procedures for submitting an overbid and participating in an auction for the sale of the Debtor's assets, as such procedures are approved by the Court, and will include a copy of the Definitive Agreement between the Debtor and the Buyer.

         (b) OVERBID PROCEDURES: An entity (other than the Buyer) that is interested in purchasing the Debtor's Assets must submit to the Debtor an "Initial Overbid" in conformance with this paragraph by no later than 4:00 P.M. EASTERN STANDARD TIME ("EST") ON APRIL 6, 2001 (the "Overbid Deadline"). At the request of the Debtor, any entity that fails to submit a timely, conforming Initial Overbid, as set forth herein, may be disqualified from bidding for the assets at the Sale Hearing. Any such Initial Overbid must be:

                  (i) Filed with the Court and served upon the Debtor, reorganization counsel for the Debtor, the Buyer, and the Contract Parties in a manner such that the Initial Overbid actually is received on or before the Overbid Deadline;

                  (ii) A signed definitive written agreement, acceptable to the Debtor in its sole discretion, on similar terms and conditions as the Definitive Agreement (as modified for the identity of the successful bidder, the increased bid amount, and other terms more favorable to the Debtor);

                  (iii) For a cash purchase price of at least two hundred seventy five thousand dollars ($275,000) more than the Purchase Price offered by Buyer in the Definitive Agreement;

                  (iv) Accompanied by a cashier's or certified check in the amount of at least two hundred seventy five thousand dollars ($275,000), which deposit will be returned to the overbidder within a reasonable period following the conclusion of the hearing on the Asset Sale Motion unless the overbidder ultimately submits the successful bid for the assets at the Sale Hearing, in which case the deposit will be applied against the purchase price or held by the Debtor to collateralize any damages it may suffer in the event the prevailing bidder fails to consummate the sale;

                  (v) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, establishing the overbidder's good faith, within the meaning of section 363(m) of the Bankruptcy Code, and its "adequate assurance of future performance" of the Assigned Agreements, within the meaning of section 365(f)(2)(B) of the Bankruptcy Code;

                  (vi) Be accompanied by evidence satisfactory to the Debtor, in its sole discretion, that the overbidder is willing, authorized, capable and qualified financially, legally and otherwise, of unconditionally performing all obligations under the Definitive Agreement (or its equivalent) in the event that it submits the prevailing overbid at the Sale Hearing; and

                  (vii) Open and irrevocable until the entry of an order by the Court approving a definitive agreement. Competing bids shall not be conditioned or contingent on the outcome of unperformed due diligence by the bidder, any financing contingency, or any board of directors', shareholders' or other corporate approval.

          (c) NO INITIAL OVERBIDS: If no timely, conforming Initial Overbids are submitted, the Debtor may request at the Sale Hearing that the Court approve the proposed sale of the assets to the Buyer.

          (d) THE AUCTION: In the event that the Debtor timely receives a conforming Initial Overbid as described above (a "Qualified Bid"), then the Buyer shall have until 12:00 p.m. noon EST on April 10, 2001, within which to increase its proposed Purchase Price by no less than the Overbid Offer, plus the Incremental Bid Amount (as defined below). If Buyer increases its bid, notice of Buyer's offer shall be communicated to the party or parties that tendered the Initial Overbids. If the Buyer increases its bid as set forth herein, or if more than one Initial Overbid is received, an auction (the "Auction") for the sale of assets will thereafter be conducted at the offices of Pepper Hamilton, LLP, 1201 Market Street, Suite 1600, Wilmington, Delaware on APRIL 11, 2001 beginning at 2:00 P.M. The Auction will be governed by the following procedures:

                  (i) All bidders shall be deemed to have consented to the core jurisdiction of the Court and to have waived any right to jury trial in connection with any disputes relating to the Auction and/or the sale of the assets. The Buyer and all Qualified Overbidders shall be bound by their bids until such time as a definitive sale agreement is executed by the prevailing bidder (as approved by the Court at the conclusion of the Auction) and the Court has entered an order approving the sale to the prevailing bidder. If, for any reason, such prevailing bidder is unable or unwilling to execute a definitive sale agreement or to perform its obligations thereunder, the Debtor, in the exercise of its business judgment, (i) may retain and cash the deposit of that prevailing bidder as partial payment of any damages resulting from the bidder's failure to perform, and (ii) may sell the assets to the next highest bidder at the Auction (as approved by the Court), upon ex parte application to the Court and without further notice or a hearing, provided that such bidder submits a new deposit and otherwise is authorized, capable, and qualified to proceed with the sale;

                  (ii) Bidding will commence at the amount of the highest bid submitted by a Qualified Overbidder, as determined by the Debtor in its sole discretion;

                  (iii) All overbids shall be in increments of at least fifty thousand dollars ($50,000) greater than the prior bid (the "Incremental Bid Amount");

                  (iv) At the Auction, each Qualified Bidder and the Buyer shall have the opportunity to bid on the assets until there is only one offer that the Debtor, in its sole discretion, has selected as the highest and best offer (the "Prevailing Offeror"). Following the Auction, the bid of the Prevailing Offeror shall be presented to the Court for approval at the hearing on the Asset Sale Motion, so that the entry into a definitive agreement with such bidder on the terms and conditions of the bid (including an assumption and assignment of the Assigned Agreements) shall be approved and authorized by the Court.

          (e)  THE DEBTOR'S SOLE DISCRETION: The Debtor reserves the right to:
               (i) determine at its sole discretion which offer, if any, is the highest and best offer; and (ii) reject at any time prior to entry of an order of the Court approving an offer, any offer, including the offer of the Buyer, that the Debtor, in its sole discretion and without liability, deems to be (x) inadequate or insufficient, (y) not in conformity with the requirements of the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules or the terms and conditions of the Definitive Agreement or the procedures set forth therein or herein, or (z) contrary to the best interests of the Debtor or its estate. The Debtor will have no obligation to accept or submit for Court approval any offer presented at the Auction, including the stalking horse bid, and the Debtor reserves the right, in its sole discretion, to withdraw the Procedures Motion if the Debtor determines that a sale of the assets or other disposition of its assets other than pursuant to this Procedures Motion is in the best interest of the estate.

          (f) BREAK-UP FEE ARRANGEMENT: Because the Definitive Agreement between the Debtor and the Buyer shall be subject to the consideration by the Debtor of competing bids, the Debtor has agreed that in the event a third-party outbids the Buyer, the Debtor, subject to this Court's approval, will provide the Buyer with a modest termination fee of one hundred seventy-five thousand dollars ($175,000), payable in full and in cash upon Court approval of a definitive agreement with another Qualified Bidder and the closing of the transaction with such party (the "Break-Up
               Fee"). Such termination fee shall serve to reimburse the Buyer for the cost and expense incurred by it in connection with the negotiation of the Definitive Agreement, as well as for the risk associated with acting as the stalking horse. Subject to the foregoing, no other Qualified Bidder in the Auction, if any, shall be entitled to any termination or break-up fee; and it is further

         3. The Break-Up Fee Arrangement, as set forth above and as further described in the Procedures Motion, is approved.

         4. The Debtor is hereby authorized to take such steps and incur and pay such expenditures as may be necessary or appropriate to effectuate the terms of this Order.

Dated: Wilmington, Delaware
          March ___, 2001
                                       ------------------------------------
                                       The Honorable Mary F. Walrath
                                       UNITED STATES BANKRUPTCY JUDGE